UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 12, 2005

Pierre Foods, Inc.

(Exact name of Registrant as specified in its charter)

North Carolina

0-7277

56-0945643

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

9990 Princeton Road, Cincinnati, OH

(Address of principal executive offices)

45246

(Zip code)

513-874-8741

(Registrant’s telephone number including area code)

a   Not applicable

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On July 12, 2005, Pierre Holding Corp. (“Holding”), the sole shareholder of PF Management, Inc., the sole shareholder of Pierre Foods, Inc. (“Pierre”), entered into a Restricted Stock Agreement with Scott W. Meader, a director of each of Pierre and Holding.  Pursuant to the Restricted Stock Agreement, Holding will issue to Mr. Meader 2,000 shares of common stock of Holding for a purchase price of $10.00 per share.  Upon execution of the Agreement, 187 of the shares were vested and the remaining 1,813 vest over a period of approximately 4 1/2 years provided that Mr. Meader continues as a director of Holding and Pierre.  In the event that Mr. Meader ceases to be a director of Pierre or Holding, Holding has an option to repurchase the vested shares at the greater of the fair market value or $10.00 per share and the unvested shares at $10.00 per share.  In the event Holding declines to exercise its option, Madison Dearborn Capital Partners IV, L.P., the majority shareholder of Holding, has the same option to repurchase the vested shares at the greater of the fair market value or $10.00 per share and the unvested shares at $10.00 per share.  The shares are subject to other restrictions set forth in the Restricted Stock Agreement and in the Stockholders Agreement dated June 30, 2004 between certain stockholders of Holding, including restrictions on transfer.

Item 9.01  Financial Statements and Exhibits

Exhibit 99.1    Restricted Stock Agreement dated July 12, 2005 between Pierre Holding Corp. and Scott W. Meader

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PIERRE FOODS, INC.

Date:	July 14, 2005	By	/s/ Joseph W. Meyers
Joseph W. Meyers
Vice President, Finance

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
99.1	Restricted Stock Agreement dated July 12, 2005 between Pierre Holding, Inc. and Scott W. Meader